Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 30, 2018, relating to the consolidated financial statements of Sundance Energy Australia Limited as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, appearing in the Annual Report on Form 20-F of Sundance Energy Australia Limited for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE TOUCHE TOHMATSU

Sydney, Australia

May 1, 2018